Exhibit 10.8*

Portions of this Exhibit Have Been
Omitted and Separately Filed
with the Securities And Exchange
Commission with a Request For
Confidential Treatment

NON-EXCLUSIVE LICENSE AND SETTLEMENT AGREEMENT
This Non-Exclusive License and Settlement Agreement (“Agreement”) is entered into as of the Effective Date by and between Genentech, Inc. (“Genentech”), a corporation organized and existing under the laws of Delaware; Regeneron Pharmaceuticals, Inc., (“Regeneron”), a corporation organized and existing under the laws of New York; Sanofi U.S. Services, Inc. (formerly known as Sanofi-Aventis U.S. Inc.), a corporation organized and existing under the laws of Delaware; and Sanofi-Aventis U.S. LLC, a limited liability company organized and existing under the laws of Delaware (the latter two entities collectively referred to as “Sanofi”).
WHEREAS:

A.
Genentech, Regeneron, and Sanofi are parties to a patent litigation now pending in the United States District Court, Southern District of New York, captioned Genentech, Inc. v. Regeneron Pharmaceuticals, Inc., Sanofi-Aventis U.S. LLC, Sanofi-Aventis U.S. Inc., Sanofi-Aventis Amerique Du Nord S.A.S., and Sanofi (Civil Action No. 11-CV-09463-VB) (the “Zaltrap Litigation”);

B.
In general, Genentech claims in the Zaltrap Litigation that certain activities of Regeneron and Sanofi with respect to the biopharmaceutical product known as Zaltrap® (ziv-aflibercept, which is a certain pharmaceutical formulation of the protein aflibercept) infringe and/or will infringe certain United States patents owned by Genentech, and Regeneron and Sanofi claim that none of their activities with respect to ziv-aflibercept infringe any valid claim of such patents;

C.	Genentech, Regeneron and Sanofi are involved in opposition proceedings before the European Patent Office relating to EP 1 975 181 B1 (Pending Ex-U.S. Proceedings); and

D.
Genentech, Regeneron and Sanofi are now willing to settle the matters in dispute in the Zaltrap Litigation and Pending Ex-US Proceedings, by means of Genentech’s granting to Regeneron and Sanofi certain non-exclusive patent licenses desired by them, and Regeneron and Sanofi’s agreeing to pay to Genentech certain monetary consideration for the grant of such rights, all on the specific terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants recited herein, the Parties agree as follows:
Article I
DEFINITIONS
The following words and phrases shall have the meanings set forth below solely for purposes of this Agreement:
1.01.    “Affiliate” shall mean any Person that, on or after the Effective Date, controls, is controlled by, or is under common control with, a Party. For purposes of this definition only, “controlled” and “control” shall mean (i) owning, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities or other ownership interest of a Person, or (ii) possessing, directly or indirectly, the power to manage, direct, or cause the direction of the management and policies of a Person or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the Person. A Person shall be an Affiliate only during such period of time that such Person meets the definition set forth in this Section 1.01. With respect to Genentech, the term “Affiliate” shall not include Chugai Pharmaceutical Co., Ltd. (“Chugai”) unless and until Genentech provides written notice to Licensees specifying Chugai as an Affiliate of Genentech. With respect to Sanofi, the Parties acknowledge and agree that Sanofi-Aventis Amerique du Nord S.A.S., a partnership organized and existing under the laws of France, and Sanofi S.A., a corporation organized and existing under the laws of France, are Affiliates of Sanofi as of the Effective Date.

1.02.    “Calendar Quarter” shall mean each three month period commencing January 1, April 1, July 1 and October 1 of each calendar year.
1.03.    “Designee” shall mean any Person (other than another Licensee) that is employed by or otherwise under written contract with a Licensee to make, use, sell, offer for sale, promote, distribute, or market Licensed Product in the Field in any country (or portion thereof) in the Territory on behalf of, or in collaboration or partnership with, such Licensee; provided, however, the term “Designee” shall not apply to any such Person to which Licensed Product is sold by Licensee solely for resale by such Person to Third Parties in the Field in any country (or portion thereof) in the Territory, where such Person (i) does not pay any consideration to any Licensee or any Affiliate of any Licensee in connection with its resale of Licensed Product, and (ii) has no significant contractual obligations to any Licensee or any Affiliate of any Licensee with regard to marketing or promotion of the Licensed Product.
1.04.    “Effective Date” shall mean May 17, 2013.
1.05.    “Encumbered Patent” shall mean any patent or patent application, other than those within the Excluded Patents, that is owned or co-owned as of the Effective Date by Genentech or a subsidiary of Genentech, and with respect to which Genentech or the subsidiary has entered into a written agreement prior to the Effective Date that grants one or more Third Parties a license, co-license, co-ownership, control, right to enforce, or other right in regard to such patent or patent application (or a patent issuing or claiming priority therefrom), as a consequence of which Genentech is contractually precluded from granting to Licensees a license under such patent or patent application, or under a patent that issues from or claims priority to such patent application, of the scope set forth in Section 2.01, without breaching such written agreement or owing a royalty or other financial obligation to one or more of such Third Parties. A patent or patent application that meets the definition of Encumbered Patent on the Effective Date but which falls outside of the definition of Encumbered Patent at any time thereafter shall be treated as an Encumbered Patent during the period when it meets the definition of Encumbered Patent but shall not be treated as an Encumbered Patent during the period when it falls outside of the definition of Encumbered Patent.
1.06.    “Excluded Patents” shall mean (i) each of the patent applications (and patents issuing therefrom) and patents listed on Exhibit A hereto; (ii) any patent issuing at any time from any patent application to which any patent listed on Exhibit A claims priority (including any foreign counterpart issuing in any country of the Territory); (iii) any patent issuing at any time from any patent application that claims priority to any of the foregoing patents or applications or to any application to which any of the foregoing patents claim priority (including any foreign counterpart issuing in any country of the Territory); (iv) any patent issuing at any time from a divisional, continuation, or continuation-in-part of any of the foregoing patent applications (including any foreign counterpart issuing in any country of the Territory); (v) all reissues, reexaminations, extensions, equivalents, and Supplementary Protection Certificates of any of the foregoing patents and applications in (i), (ii), (iii), and (iv); and (vi) the [****] Patents and the [****] Patents.
1.07.    “[****] Patents” shall mean (i) [****] (ii) [****] (iii) [****] (iv) [****] (v) [****] and (vi) all extensions, equivalents, and Supplementary Protection Certificates of any of the foregoing (i), (ii), (iii), (iv), and (v) outside the U.S.
1.08.    “[****] Patents” shall mean (i) the Ex-U.S. patent applications (and patents issuing therefrom) and patents listed in Exhibit B hereto; (ii) any patent issuing at any time outside the U.S. from any patent application to which any of the patents listed in Exhibit B claim priority; (iii) any patent issuing at any time outside the U.S. from any patent application that claims priority to any of the foregoing patents or applications or to any application to which any of the foregoing patents claim priority; (iv) any patent issuing at any time outside the U.S. from a divisional, continuation, or continuation-in-part of any of the foregoing patent applications; and (iv) any extensions, equivalents, and Supplementary Protection Certificates of any of the foregoing (i), (ii), (iii), and (iv) outside the U.S.
1.09.     “Field” shall mean and be limited to the prevention or treatment of any disease or condition in a human through the administration of Licensed Product, excluding only the Ocular Field. As used herein, “Ocular Field” shall mean the prevention or treatment of eye diseases and eye disorders in a human through the administration of

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Licensed Product to the eye (including, but not limited to, the prevention or treatment of age-related macular degeneration, central retinal vein occlusion, diabetic macular edema, and/or myopic choroidal neovascularization in a human). Without in any way limiting the generality of the foregoing, the “Field” shall include the prevention or treatment of any cancer in a human, including but not limited to breast cancer, colorectal cancer, lung cancer, ovarian cancer, or prostate cancer in a human through the administration of Licensed Product.
1.10.    “First Commercial Sale” shall mean the first sale in the Territory of Licensed Product by any Licensee or any Designee to a Third Party for use in the Field. That sale shall be deemed to have occurred on the date of the first invoice to the Third Party for the Licensed Product. Licensees represent that the First Commercial Sale in the Territory occurred in the U.S. on a date prior to the Effective Date.
1.11.     “Genentech Technology Patents” shall mean all patents (whether issued prior to or after the Effective Date), other than the Licensed Patents, Excluded Patents, and Encumbered Patents, that (i) are owned or co-owned as of the Effective Date by Genentech or a subsidiary of Genentech, or (ii) are issued after the Effective Date and claim priority to a patent or patent application owned or co- owned as of the Effective Date by Genentech or a subsidiary of Genentech, or (iii) but for the March 26, 2009 acquisition of Genentech by Roche would have been owned or co-owned as of the Effective Date by Genentech or a subsidiary of Genentech, or (iv) are issued after the Effective Date and claim priority to a patent or patent application that but for the March 26, 2009 acquisition of Genentech by Roche would have been owned or co-owned as of the Effective Date by Genentech or a subsidiary of Genentech; and that, in each of cases (i), (ii), (iii), and (iv), would be infringed by any activity licensed under Section 2.01 but for the license granted under Section 2.02.
1.12.    “Gross Sales” shall have the meaning given in Section 1.16.
1.13.    “Licensed Patents” shall mean (i) each of the patent application (and patent issuing therefrom) and patents listed in Exhibit C hereto; (ii) any patent issuing at any time from any patent application to which any patent listed on Exhibit C claims priority (including any foreign counterpart issuing in any country of the Territory); (iii) any patent issuing at any time from any patent application that claims priority to any of the foregoing patents or applications or to any application to which any of the foregoing patents claim priority (including any foreign counterpart issuing in any country of the Territory); (iv) any patent issuing at any time from a divisional, continuation, or continuation-in-part of any of the foregoing patent applications (including any foreign counterpart issuing in any country of the Territory) ; and (v) all reissues, reexaminations, extensions, equivalents, and Supplementary Protection Certificates of any of the foregoing patents and applications in (i), (ii), (iii), and (iv). Under no circumstance shall a Licensed Patent be deemed to be within the definition of Excluded Patents.
1.14.    “Licensed Product” shall mean the protein aflibercept, whether sold under the trade name Zaltrap or any other name, and any pharmaceutical formulation of the protein aflibercept with one or more excipients, in each case that is intended for use in the Field in the Territory.
1.15.    “Licensee” shall mean Regeneron or Sanofi, and their respective Affiliates, and when used in the plural shall mean both Regeneron and Sanofi, and their respective Affiliates.
1.16.    “Net Sales” shall mean:
1)    The gross amounts invoiced for sales of all Licensed Product sold in the U.S. and all Licensed Product made in the U.S. and sold anywhere in the Territory, commencing with the First Commercial Sale, by Licensees and their Designees to Third Parties for use in the Field (such invoiced amounts referred to hereinafter as “Gross Sales”), less the following deductions from Gross Sales which are actually incurred:

(a)	credits or allowances granted for billing errors or for damaged, outdated, returned, rejected or recalled Licensed Product;

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(b)	uncollectible amounts on previously sold Licensed Product and retroactive price reductions;

(c)	reasonable trade, cash and quantity discounts or rebates;

(d)	taxes, duties and any other governmental charges or levies imposed upon or measured by the manufacture, use, or sale of a Licensed Product, as adjusted by any rebates or refunds;

(e)
chargebacks and rebates, including those granted to managed health care organizations, wholesalers, buying groups, retailers or to federal, state, local and other governments, their agencies and purchasers and reimbursers;

(f)
freight, insurance, data, distribution-related fees, and other charges or fees directly related to the handling or distribution of Licensed Product or services provided in connection with the handling or distribution of Licensed Product (to the extent not paid by a Third Party customer), subject, however, to the limitation that only fifty percent (50%) of any charges and fees associated with any credit card transactions may be included in the deductions;

(g)
nursing fees, and inventory management fees, discounts or credits; and credits and allowances made for wastage replacement, indigent patients, patients unable to satisfy co-pay obligations and similar programs; and

(h)	such other deductions as required to be in compliance with financial reporting obligations under U.S Generally Accepted Accounting Principles or International Financial Reporting Standards.
Gross Sales and the foregoing deductions from Gross Sales shall be determined and recorded in accordance with U.S. Generally Accepted Accounting Principles or International Financial Reporting Standards, consistently applied by the Licensee and recorded by the Licensee which is recognizing sales. Where actual data for a particular deduction is not reasonably available at the time that a royalty payment is due under this Agreement with respect to relevant Gross Sales, Licensees may make a reasonable estimate of that deduction for purposes of calculating Net Sales for a particular Calendar Quarter. Licensees will subsequently make any required adjustment with respect to that deduction in the royalty payment owed for the Calendar Quarter in which actual data for a particular deduction does reasonably become available. In the case of actual data for a particular deduction that is not reasonably available until after the Royalty Term, Licensees’ royalty payments made during the Royalty Term shall be adjusted by a subsequent payment to Genentech or refund to Licensees (as the case may be) as required based on such actual data, provided, however, that (i) Licensees shall report such actual data to Genentech as soon as it reasonably becomes available to Licensees, and (ii) any such refund to Licensees shall not in any event exceed five million U.S. dollars ($5,000,000). The Parties acknowledge and agree, for the sake of clarity, that the sales milestone under Section 3.01 shall not be refundable, either in whole or in part, after it is paid to Genentech.
2)    For the period between May 1, 2016 and May 7, 2016, Licensees shall calculate Net Sales by taking the total amount of Net Sales for the month of May 2016 and multiplying this amount by 22.5%.
3)    In the event a Licensed Product is sold in combination with one or more other active ingredients that are not the subject of this Agreement (as used in this definition of Net Sales, a “Combination”), then the gross amount invoiced for that Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for the Licensed Product sold separately and “B” is the gross amount invoiced for the other active ingredient(s) sold separately.

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In the event that the other active ingredient(s) is not sold separately, then the gross amount invoiced for that Licensed Product shall be calculated by multiplying the gross amount invoiced for the Combination by the fraction A/C, where “A” is the gross invoice amount for the Licensed Product, if sold separately, and “C” is the gross invoice amount for the Combination.
In the event that no such separate sales are made, Net Sales for royalty determination shall be determined by the Parties in good faith.
1.17.    “Party” shall mean Genentech, Regeneron, or Sanofi, and when used in the plural shall mean all of them.
1.18.    “Person” shall mean an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity.
1.19.    “Royalty Term” shall mean the period commencing on the date of the First Commercial Sale and ending on May 7, 2016.
1.20.    “Term of this Agreement” shall have the meaning given in Section 7.01.
1.21.    “Territory” shall mean the entire world.
1.22.    “Third Party” shall mean any Person other than Genentech, Regeneron, Sanofi, and any of their respective Affiliates and Designees.
1.23.    “U.S.” and “United States” shall mean the United States of America, including its territories and possessions.
Article II
GRANTS, COVENANTS AND DISMISSAL
2.01.    License to Licensed Patents. Subject to the terms and conditions of this Agreement, Genentech hereby grants to each Licensee and each Licensee hereby accepts a non-exclusive, worldwide license under the Licensed Patents for the Term of this Agreement to make, have made, use, offer for sale, sell, import, and export Licensed Product in the Field in the Territory.
2.02.    License to Genentech Technology Patents. Subject to the terms and conditions of this Agreement, Genentech hereby grants to each Licensee and each Licensee hereby accepts a non-exclusive license under the Genentech Technology Patents for the Term of this Agreement solely to practice the license granted to each Licensee in Section 2.01.
2.03.    Covenant Not To Sue For Activities Prior to Effective Date. Genentech, on behalf of itself and its predecessors, successors, assigns, and Affiliates, agrees and covenants not to sue each Licensee and its Designees for infringement of any of the Licensed Patents or Genentech Technology Patents based on any activity that occurred prior to the Effective Date that would be licensed under Section 2.01 had such activity occurred on or after the Effective Date; provided, however, that this covenant does not release any Licensee or any of its Designees from any obligation under this Agreement, including, but not limited to, the obligation to pay the sales milestone and royalties and to maintain records and make reports under and in accordance with Articles III and IV with respect to all Net Sales of Licensed Product sold during the Royalty Term. The Parties acknowledge and agree, for the sake of clarity, that the covenant in this Section 2.03 is given only with respect to the Licensed Patents and Genentech Technology Patents, and not any other patents.

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2.04.    Right of Licensee to Grant Sublicenses. Each Licensee shall have the right to grant sublicenses to Designees under the licenses granted to such Licensee in Sections 2.01 and 2.02. No Designee of a Licensee shall have the right to grant any further sublicenses of any Licensed Patents and/or Genentech Technology Patents. Licensees shall always be responsible for the payment of royalties on all Net Sales of Licensed Product sold during the Royalty Term by any Designee and for the performance by any Designee of obligations delegated to it by a Licensee pursuant to this Agreement, irrespective of whether such Designee has formally been granted a sublicense by Licensee under this Section 2.04. Each Licensee and its Designees shall also have the right to grant to any healthcare payer or provider a sublicense to administer or have administered to a patient Licensed Product that is sold to such payer or provider, in which case the payer or provider shall not be considered a Designee provided that royalties are paid on the Licensed Product sold to such such payer or provider in accordance with the other terms of this Agreement.
2.05.    Dismissal of Proceedings. Not later than five business days after the Effective Date, the Parties shall cause their attorneys of record in the Zaltrap Litigation to execute and file with the Court the Stipulation of Dismissal in the form of Exhibit D hereto. As of the Effective Date, Regeneron and Sanofi shall take no further action in the Pending Ex-U.S. Proceedings.
2.06.    Acknowledgement. Licensees acknowledge that patents are publicly available documents and consequently Licensees had the ability prior to the Effective Date to search for and identify those patents owned or co-owned by Genentech for which they believed a license was necessary or desirable to make, use, or sell Licensed Product in the Field in the Territory. Licensees further acknowledge that they could have sought from Genentech royalty-bearing licenses with respect to only one or several individual patents within the Licensed Patents and/or the Genentech Technology Patents prior to entering into this Agreement, but that for reasons of convenience, business certainty, and other considerations, Licensees agreed to enter into this Agreement and obtain the licenses herein with respect to all patents within the Licensed Patents and Genentech Technology Patents.
Article III
MILESTONE AND ROYALTIES OWED
3.01.    Sales Milestone. Within sixty (60) days following the end of the full or partial Calendar Quarter during the Royalty Term when total cumulative Net Sales of Licensed Product reach two hundred million U.S. dollars ($200,000,000), Licensees shall make a one-time, non-refundable, non-creditable milestone payment of nineteen million U.S. dollars ($19,000,000) to Genentech. Provided that total cumulative Net Sales of Licensed Product reach two hundred million U.S. dollars ($200,000,000) during the Royalty Term, Licensees shall be obligated to make such milestone payment to Genentech, even if the sixty day period during which the milestone payment must be made extends beyond the Royalty Term. By way of example only, and without limitation, if total cumulative Net Sales of Licensed Product reach two hundred million U.S. dollars ($200,000,000) in the period from May 1, 2016 to and including May 7, 2016, Licensees shall make such milestone to Genentech within the sixty (60) days following June 30, 2016. No milestone payment shall be owed unless total cumulative Net Sales of Licensed Product reach two hundred million U.S. dollars ($200,000,000) during the Royalty Term. For the sake of clarity, the sale of a unit of Licensed Product for purposes of calculating Net Sales shall be deemed to occur on the date of the first invoice to a Third Party for the Licensed Product.
3.02.    Royalties. Licensees shall pay to Genentech the following royalties as a percentage of total cumulative Net Sales of Licensed Product (i) sold in the U.S. during the Royalty Term (regardless of where such Licensed Product is made) and (ii) made in the U.S. but sold outside of the U.S. during the Royalty Term:

(a)	4.5% on total cumulative Net Sales of Licensed Product between four hundred million U.S. dollars ($400,000,000) and one billion U.S. dollars ($1,000,000,000); and

(b)	6.5% on total cumulative Net Sales of Licensed Product in excess of one billion U.S. dollars ($1,000,000,000).

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Royalties shall be paid within sixty (60) days after the end of each full or partial Calendar Quarter during the Royalty Term in which sales subject to royalties occur. For the purpose of calculating royalties under this Section 3.02, the sale of a unit of Licensed Product shall be deemed to occur on the date of the first invoice to a Third Party for the Licensed Product. Royalties owed under this Section 3.02 are in addition to the sales milestone owed under Section 3.01. The Parties acknowledge and agree, for the sake of clarity, that (i) Licensees are obligated to pay the royalties set forth in this Section 3.02 on all Net Sales of Licensed Product sold during the Royalty Term even if the sixty day period during which the royalty payment must be made extends beyond the Royalty Term, (ii) no royalties shall be owed on any Licensed Product that is sold after the last day of the Royalty Term (even if such Licensed Product was made during the Royalty Term), and (iii) royalties owed under this Section 3.02 shall not be offset or reduced by any payments that Licensees or their Designees may make to license or acquire any Third Party’s technology, patents, or other intellectual property.
3.03.    Sales To or Between Licensees and Designees. Sales of Licensed Product to or between any of Licensees and Designees for further sale shall not be included in Net Sales; provided, however, that in such cases the first sale of each unit of Licensed Product by any Licensee or Designee to a Third Party in an arm’s length transaction shall be included in Net Sales.
3.04.    No Other Consideration. Without the prior written consent of Genentech, Licensees and their Designees shall not solicit or accept any consideration for the sale of Licensed Product other than as will be accurately reflected in Net Sales; provided, however, that the supply or other disposition of Licensed Product, without charge, in the Field in the Territory as follows shall not be included in the computation of Net Sales: (i) as samples; (ii) as replacement for damaged or otherwise unusable Licensed Product (provided that such replacement is not with respect to damaged or otherwise unusable Licensed Product for which a deduction from Net Sales has been or will be taken under Section 1.16); (iii) for use in clinical studies conducted to obtain regulatory approval(s) or for post-marketing surveillance purposes (also referred to as Phase IV clinical trials in the U.S.); (iv) for use in any tests or studies reasonably necessary to comply with any applicable law or regulation, or any request by a regulatory or governmental authority; (v) for compassionate use or for investigator sponsored trials; in each of cases (i), (ii), (iii), (iv), and (v) in an amount that is commercially reasonable.
Article IV
RECORDS, REPORTS AND PAYMENTS
4.01.    Records Retention. Licensees shall keep true, complete, and accurate records of all sales of all Licensed Product in the Field in the Territory in sufficient detail to permit Genentech to confirm the accuracy of Licensees’ Net Sales calculations and royalty calculations, including for sales by Designees. At Genentech’s request and expense, Licensees shall permit not more than once in a twelve (12) month period an independent certified public accountant appointed by Genentech and approved by Licensees (such approval not to be unreasonably withheld or delayed) to examine at a mutually agreeable location in New York, NY or another city as to which the Parties may mutually agree, upon reasonable notice and at reasonable times, such records to the extent necessary for Genentech to confirm the accuracy of Licensees’ Net Sales calculations (including the details of all deductions taken from Gross Sales to arrive at Net Sales) and royalty calculations. Licensees shall be responsible for providing the appointed accountant access at such location to such records that in the ordinary course of business are in the possession, custody, or control of Licensees (including any records that Licensees receive from Designees). In addition, Licensees shall (a) require their Designees to keep and maintain true, complete, and accurate records of all Net Sales and the calculation of royalties due on such Net Sales for at least three (3) years from the Calendar Quarter in which such Net Sales are made, ensure compliance with such obligation by their Designees, and require quarterly written reports to Licensees of all Net Sales and all deductions therefrom, and (b) use commercially reasonable efforts to cause their Designees to make available for inspection by the appointed accountant, at a mutually convenient location in the United States, true, complete, and accurate records of Designees’ sales of all Licensed Product in the Field in the Territory in sufficient detail to permit Genentech to confirm the accuracy of Licensees’ Net Sales calculations and royalty calculations based on Designees’ sales. The appointed accountant shall enter into a confidentiality agreement with Licensees upon terms

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comparable to those in Section 8.12, which confidentiality agreement shall continue to apply to any information provided to such accountant for the examination unless and until such information (i) becomes generally available to the public other than through any breach of the confidentiality agreement by such accountant or (ii) becomes known to such accountant other than from or through a Person having an obligation to Licensees not to disclose such information. Such examination of the records of Licensees and their Designees shall be limited to a period of time no more than three (3) years immediately preceding the request for examination. The report of any such examination shall be made simultaneously to Genentech and Licensees and shall include a statement of the amount, if any, by which Licensees have underpaid or overpaid royalties, and a description of the nature and basis of the underpayment or overpayment. In the event of an underpayment of royalties, Licensees shall promptly pay the deficiency plus interest pursuant to Section 4.06 to Genentech; and if royalties to Genentech were underpaid by more than five (5) percent, then Licensees shall additionally reimburse Genentech for its reasonable costs incurred in examining such records.
4.02.    Report of Sales Prior to April 1, 2013. Within sixty (60) days after the Effective Date, Licensees shall furnish to Genentech a written report of all sales of all Licensed Product during the period from the date of the First Commercial Sale to and including March 31, 2013. Such report shall state, separately for such sales of Licensed Product sold in the U.S. (regardless of where such Licensed Product was made) and for such sales of Licensed Product made in the U.S. but sold outside of the U.S., the following items: (i) the total Gross Sales, (ii) the Net Sales, and (iii) the currency conversion rate(s) used and the U.S. dollar-equivalent of such Net Sales, determined in accordance with Section 4.07. Genentech shall maintain this report as confidential pursuant to Section 8.12, and also Genentech shall use reasonable efforts within the company to limit access to such report to only employees of its and its Affiliates’ Finance and Legal functions and those other employees of Genentech and its Affiliates who are responsible for auditing, managing, or maintaining this Agreement in the ordinary course of business. Licensees acknowledge and agree, for the sake of clarity, that all Net Sales of all Licensed Product during the period from the date of the First Commercial Sale to and including March 31, 2013 shall be included in the calculation of total cumulative Net Sales of Licensed Product for purposes of Sections 3.01 and 3.02. Licensees represent that total cumulative Net Sales of Licensed Product during the period from the date of the First Commercial Sale to and including March 31, 2013 were less than two hundred million U.S. dollars ($200,000,000).
4.03.    Report of Sales On and After April 1, 2013. Within sixty (60) days after the end of each full or partial Calendar Quarter during the period from April 1, 2013 to and including the last day of the Royalty Term, Licensees shall furnish to Genentech a written report of all sales of all Licensed Product during such Calendar Quarter. Such report shall state, separately for such sales of Licensed Product sold in the U.S. (regardless of where such Licensed Product was made) and for such sales of Licensed Product made in the U.S. but sold outside of the U.S., the following items: (i) the total Gross Sales, (ii) the Net Sales, (iii) the currency conversion rate(s) used and the U.S. dollar-equivalent of such Net Sales, determined in accordance with Section 4.07, and (iv) for all Net Sales subject to royalties pursuant to Section 3.02, the amount of royalties owed. Genentech shall maintain this report as confidential pursuant to Section 8.12, and also Genentech shall use reasonable efforts within the company to limit access to such report to only employees of its and its Affiliates’ Finance and Legal functions and those other employees of Genentech and its Affiliates who are responsible for auditing, managing, or maintaining this Agreement in the ordinary course of business.
4.04.    Payments. The sales milestone (Section 3.01), royalties (Section 3.02), and any other amounts owed by Licensees to Genentech under this Agreement shall be paid in U.S. dollars and, unless otherwise agreed to by Genentech in writing, shall be made by wire transfer of immediately available funds to such bank account as Genentech may from time to time designate in writing. All payments shall be free and clear of any taxes, duties, levies, fees or charges.
4.05.    Finality. Except in the event of Genentech’s material breach of Section 2.01, 2.02, and/or 2.03, as established in an arbitration proceeding conducted pursuant to Section 8.09, Licensees hereby release and forever waive any right to challenge or dispute any amounts paid or owed on Licensed Product pursuant to the terms and conditions of this Agreement after the Effective Date, except to the extent the Parties have a disagreement with respect to the calculation of Net Sales or the timing of the royalty payments owed on Net Sales of Licensed Product.

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4.06.    Interest. Any payment not made when due shall bear interest, calculated from the date such payment was due, at the annual rate of one percent point (1%) over the prime rate of interest as reported in The Wall Street Journal.
4.07.    Currency Conversion. Net Sales outside of the United States shall first be determined in the currency in which they are earned and shall then be converted into an equivalent amount in U.S. dollars using Licensee’s usual and customary foreign currency conversion methodology, consistently applied.

Article V
REPRESENTATIONS AND WARRANTIES; COVENANTS
5.01.    Each Party represents and warrants that it has been represented by independent legal counsel of its own choosing in connection with this Agreement, and that it had adequate opportunity to consult with such counsel prior to the execution of this Agreement.
5.02.    Genentech represents and warrants that, as of the Effective Date, it is the owner of the Licensed Patents, and that it has the right to grant the licenses set forth in Article II.
5.03.    Except in the event of Genentech’s material breach of Section 2.01, 2.02, 2.03 and/or 5.02 as established in an arbitration proceeding conducted pursuant to Section 8.09, Licensees covenant that during the Term of this Agreement they will not fail or refuse to pay to Genentech the sales milestone (Section 3.01) and royalties (Section 3.02) owed with respect to Licensed Product pursuant to the terms and conditions of this Agreement.
5.04.    Nothing in this Agreement is or shall be construed as:

(a)	A warranty or representation by Genentech as to the scope of any claim or patent or patent application within the Licensed Patents or the Genentech Technology Patents;

(b)
A warranty or representation by Genentech that anything made, used, offered for sale, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

(c)	A grant by Genentech, whether by implication, estoppel, or otherwise, of any licenses other than those expressly granted under Article II;

(d)	A grant by Genentech, whether by implication, estoppel, or otherwise, of any license under any patents or patent applications other than the Licensed Patents and the Genentech Technology Patents; or

(e)	An obligation on the part of Genentech to bring or prosecute actions or suits against any Third Party for infringement of any of the Licensed Patents or the Genentech Technology Patents.
5.05.    EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER. THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR

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PURPOSE, OR PATENTABILITY, VALIDITY, OR ENFORCEABILITY OF THE LICENSED PATENTS OR THE GENENTECH TECHNOLOGY PATENTS.
Article VI
INDEMNIFICATION
6.01.    Indemnification by Licensees. Licensees shall indemnify, defend and hold harmless Genentech, its Affiliates, and each of their respective directors, officers, employees and agents from and against any and all liabilities, claims, demands, expenses (including, without limitation, reasonable attorneys’ and professional fees and other costs of litigation), losses or causes of action (each, a “Liability”) arising out of or relating to a claim by a Third Party in any way based on (i) the possession, manufacture, use, sale or other disposition of Licensed Product, whether based on breach of warranty, negligence, product liability or otherwise, or (ii) the exercise of any right granted to Licensees or their Designees pursuant to this Agreement, except to the extent, in each case (i) and (ii), that such Liability is caused by the gross negligence or willful misconduct of Genentech as determined by a court or other tribunal having jurisdiction. Upon receiving notice of any such Liability from or with respect to any Third Party, Genentech shall promptly inform Licensees of such notice of Liability and permit Licensees to handle and control the defense (including litigation and settlement) of such Liability, at Licensees’ sole expense, provided, however, that Licensees shall not settle any such Liability without the prior written consent of Genentech (which consent shall not be unreasonably withheld or delayed).
6.02.    Indemnification for Breach of Article V. Any Party that breaches any representation or warranty set forth in Article V shall indemnify, defend and hold harmless the other Parties and their Affiliates, and each of their respective directors, officers, employees and agents from and against any and all liabilities, claims, demands, expenses (including, without limitation, reasonable attorneys’ and professional fees and other costs of litigation), losses or causes of action directly resulting from any claim by a Third Party arising out of or relating to any such breach of representation or warranty.
Article VII
TERM AND TERMINATION
7.01.    Term. This Agreement will commence on the Effective Date and remain in full force and effect until the expiration of the last patent within the Licensed Patents and the Genentech Technology Patents (“Term of this Agreement”). Subject to the fulfillment by Licensees and their Designees of all the terms and conditions of this Agreement including, but not limited to, the payment of all amounts owed under Article III, following the Royalty Term the licenses under Sections 2.01 and 2.02 and any sublicense(s) granted in accordance with Section 2.04 shall become fully paid-up and royalty free for the remainder of the Term of this Agreement.
7.02.    Breach of Article III. Genentech is materially relying on Licensees’ agreement to comply fully and in all respects with Article III. Accordingly, Genentech and Licensees agree that if Licensees fail to comply with any section of Article III in any respect, Genentech shall notify Licensees in writing of such failure to comply and Licensees shall have thirty (30) days to cure the failure to comply (“the Licensee Cure Period”). If Licensees fail to cure the non-compliance by the end of the Licensee Cure Period, Genentech shall be entitled to seek all relief available at law and equity in an arbitration proceeding conducted pursuant to Section 8.09. If the arbitration award includes an order terminating this Agreement on account of Licensees’ failure to comply with Article III, Genentech shall be entitled to file in a U.S. district court or other tribunal of competent jurisdiction a patent infringement lawsuit against any one or more of Licensees and their Designees with respect to the Licensed Patents, Genentech Technology Patents, and/or any other patents.
7.03.    Breach of Article II. Licensees are materially relying on Genentech’s agreement to grant the licenses and covenant not to sue provided for in Article II. Accordingly, Genentech and Licensees agree that if Genentech commits a material breach of Article II by revoking or terminating any of the licenses and/or covenant provided for

10

therein, Licensees shall notify Genentech in writing of such material breach and Genentech shall have thirty (30) days to cure that material breach (“the Genentech Cure Period”). If Genentech fails to cure the material breach by the end of the Genentech Cure Period, Licensees shall be entitled to seek all relief available at law and equity in an arbitration proceeding conducted pursuant to Section 8.09.
Article VIII
MISCELLANEOUS PROVISIONS
8.01.    No Other License. No licenses other than those expressly set forth in Article II are or shall be deemed to have been granted under this Agreement whether by implication, estoppel or otherwise. By way of example only, and without limitation, in the event any Licensed Product is made, used, sold, imported, or exported in combination with one or more active ingredient(s) other than the protein aflibercept, no license is or shall be deemed to have been granted with regard to such other active ingredient(s), and Genentech, its subsidiaries, and its or their agents and assigns shall have the right and discretion to enforce any patents with respect to such other active ingredient(s).
8.02.    Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute or give rise to a partnership, agency, distributorship, employer-employee, joint venture, or fiduciary relationship between the Parties. No Party shall incur any debts or make any commitments for any other Party.
8.03.    Patent Prosecution and Enforcement. Genentech shall be solely responsible, at its sole discretion and expense, for the prosecution, defense, and maintenance of the Licensed Patents and Genentech Technology Patents (including whether to undertake such activities), and for enforcing the same against actual or suspected Third Party infringers (including whether to undertake such activities).
8.04.    Assignment. No Party shall assign any of its rights or obligations hereunder except: (i) as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or voting control of the assigning Party; (ii) to any Person to which it transfers all or substantially all of its assets related to the Licensed Product; (iii) to an Affiliate if the assigning Party remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations hereunder; or (iv) with the prior written consent of the other Parties (which consent shall not be unreasonably withheld). A Party making an assignment shall promptly give written notice thereof to the other Parties. This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 8.04 shall be void.
8.05.    Trade Names and Trademarks. Except as otherwise provided herein, no right, expressed or implied, is granted by this Agreement to use in any manner the name “Genentech” or any other trade name or trademark of Genentech or any of its Affiliates in connection with the performance of this Agreement. Except as otherwise provided herein, no right, expressed or implied, is granted by this Agreement to use in any manner the name “Regeneron” or “Sanofi” or any other trade name or trademark of Licensees or any of their respective Affiliates in connection with the performance of this Agreement.
8.06.    Entire Agreement. This Agreement constitutes and contains the entire understanding and agreement of the Parties with respect to the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties with respect to subject matter hereof. No waiver, modification, or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each of the Parties.
8.07.    No Effect on Other Agreements. Nothing in this Agreement is intended or shall be deemed to amend, alter, modify, or have any effect whatsoever on any of the terms and conditions of any other written agreement between the Parties entered into prior to the Effective Date that pertains to subject matter different from the subject matter of

11

this Agreement. Nothing in this Agreement shall be used to construe or interpret any other written agreement between Genentech and one or both of the other Parties. By way of example only, and without limitation, nothing in this Agreement is intended or shall be deemed to amend, alter, modify, or have any effect on (i) that certain Confidentiality Agreement that was entered into by and between Genentech and Regeneron with respect to the settlement discussions that preceded this Agreement, (ii) that certain Confidentiality Agreement entered into by and between Genentech and Sanofi with respect to settlement discussions that preceded this Agreement.
8.08    Waiver of Breach or Default. The waiver by a Party of any breach of or default under any of the provisions of this Agreement or the failure of a Party to enforce any of the provisions of this Agreement or to exercise any right hereunder shall not constitute or be construed as a waiver of any other breach or default or as a waiver of any such rights or provisions hereunder.
8.09    Dispute Resolution. Except as otherwise expressly provided in this Agreement, any dispute, controversy, or claim arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof (including any dispute regarding arbitrability), but not including any dispute, controversy, or claim concerning the patentability, validity, enforceability, or infringement of any patent, shall be finally and exclusively decided by binding arbitration under the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA”). If the arbitration is demanded by Genentech, the arbitration shall be held in New York, New York. If the arbitration is demanded by any Licensee, the arbitration shall be held in San Francisco, California. The Parties shall choose, by mutual agreement, one (1) neutral arbitrator within thirty (30) days of receipt of the notice of the intent to arbitrate. If no arbitrator is appointed within that time or any extension thereof to which the Parties may mutually agree, the AAA shall make the appointment of the arbitrator within thirty (30) days of such failure, which arbitrator shall be a U.S. citizen and shall have substantial prior experience arbitrating patent licensing disputes in the United States. The Parties shall have the right to conduct discovery as provided for in the Federal Rules of Civil Procedure. All discovery shall be completed within two (2) months following the appointment of the arbitrator. The arbitrator’s decision and award in the arbitration shall be in writing setting forth the basis therefor and shall be rendered within six (6) months following the appointment of the arbitrator. The award rendered by the arbitrator shall include costs of the arbitration, reasonable attorneys’ fees, and reasonable costs for experts and other witnesses, and judgment on the award may be entered in any court having jurisdiction. To the extent permitted by law, the arbitration proceeding and arbitrator’s decision shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s confidential information. Nothing in this Agreement shall be deemed as preventing any Party from seeking temporary injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute but only to the extent necessary to protect such Party’s name, confidential information, or other similar proprietary rights, or to prevent any imminent irreparable harm. Each Party hereby consents to the jurisdiction and venue of the courts in the State of California and the State of New York for purposes of entering judgment on the arbitration award.
8.10.    Choice of Law. The validity, performance, construction, and effect of this Agreement and any arbitration conducted under Section 8.09 shall be governed by and interpreted in accordance with the laws of the State of New York without regard to conflict of laws principles.
8.11.    Notices. Any notice, request, consent, or other document required or permitted to be given under this Agreement or otherwise relating to this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, or sent by overnight courier or registered mail to the Party to whom it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Parties. Any such notice, request, delivery, approval or consent shall be deemed received on the date of hand delivery (provided that such date is a business day, otherwise it shall be deemed received on the next business day), or one (1) business day after dispatch by overnight courier, or five (5) business days after dispatch by registered mail.
If to Regeneron, addressed to:
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road

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Tarrytown, NY 10591
Attn: General Counsel
If to Sanofi, addressed to:
Sanofi US
55 Corporate Drive
Bridgewater, NJ 08807
Attn: General Counsel
If to Genentech, addressed to:
Genentech, Inc.
1 DNA Way
South San Francisco, CA 94080
Attn: Corporate Secretary
8.12.    Confidentiality. Each Party agrees not to disclose any of the terms of this Agreement, or any of the information contained in reports pursuant to Sections 4.02 and 4.03 to any Person without the prior written consent of all other Parties; provided, however, that each Party shall be free to disclose any such terms or information (i) to the extent that the Party is required to make such disclosure pursuant to any court order or subpoena, provided that the Party required to make such disclosure shall promptly notify all other Parties and allow them a reasonable opportunity to seek a protective order or injunctive relief from the obligation to make such disclosure; (ii) that in the opinion of such Party’s legal counsel is required to be disclosed by the securities laws or regulations of any jurisdiction or the rules or regulations of any relevant stock exchange, or by any other governmental law or regulation or by any order of a government agency, provided that to the extent possible under the circumstances the Party intending to make such disclosure shall provide prior notice thereof to all other Parties and, in addition, shall request confidential treatment for any part of such disclosure for which such treatment may reasonably be expected to be granted; and (iii) to its Affiliates, Designees, accountants, attorneys and other professional advisors, provided that such Persons are obligated to keep such terms or information confidential to the same extent as said Party. Each Party may disclose the terms of this Section 8.12 and 8.14 (but no other terms of this Agreement) for the sole and exclusive purpose of seeking from any Person to whom a Party intends to make a disclosure under and in accordance with clause (iii) that Person’s acceptance of the conditions of disclosure set forth in such clause. Regeneron represents that, in the opinion of its counsel, the public disclosure of the financial terms of this Agreement is required by the securities laws and/or regulations of the United States as applied to Regeneron. The confidentiality terms of this Section 8.12 shall survive any expiration or termination of this Agreement or the Licensed Patents or the Genentech Technology Patents.
8.13.    Publicity. No Party shall issue any press release or other publicity material or make any public representation that refers to the existence of this Agreement without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed). Notwithstanding the generality of the foregoing, any Party may disclose that the product for which a license has been granted under this Agreement is Licensed Product and that this Agreement conveys no license or other rights with respect to the Ocular Field.
8.14.    Prohibited Use and Discovery of Agreement in Legal Proceedings. No Party, or any of its Affiliates or Designees, or any other Person to which a Party discloses any of the terms of this Agreement under and in accordance with Section 8.12(iii), shall seek to obtain through discovery, attempt to admit into evidence, or attempt to reference or use for any purpose, this Agreement or any of its terms in any legal or administrative proceeding, regardless of whether any of the Parties or any of their respective Affiliates or Designees or such other Persons are litigants in such proceeding, and regardless of the subject matter of such proceeding, other than for the sole and exclusive purpose of enforcing the terms of this Agreement or in support of a defense raised by a Party based on the Agreement. Without in any way limiting the generality of the foregoing, no Party, or any of its Affiliates or Designees, or any other Person to which a Party discloses any of the terms of this Agreement under and in accordance with Section 8.12(iii), shall reference or use this Agreement, or any facts relating to the terms or existence of this Agreement, in any legal or administrative proceeding for purposes of any statement, analysis, expert opinion, or argument relating to patent

13

infringement, patent validity, liability, or damages for patent infringement (including reasonable royalty and lost profits measures of damages) except as provided in the preceding sentence. The terms of this Section 8.14 shall survive any expiration or termination of this Agreement or the Licensed Patents or the Genentech Technology Patents.
8.15.    No Admission or Concession. This Agreement is the result of settlement and compromise. Nothing contained in this Agreement, nor any milestone or royalty payment made by a Licensee pursuant to this Agreement, is intended or shall be deemed to be, or offered in any legal or administrative proceeding as evidence of, any admission or concession (i) by a Licensee, or any of its Designees that any Licensed Patent, Genentech Technology Patent, Encumbered Patent, Excluded Patent or any other patent owned or co-owned by Genentech is patentable, valid, enforceable, or infringed by Licensee or any of its Designees; (ii) by Genentech, that it is willing or able to grant licenses under the Licensed Patents and/or the Genentech Technology Patents, or as to what is or may be reasonable consideration for a license under the Licensed Patents, Genentech Technology Patents, and/or any other patent owned or co-owned by Genentech; or (iii) by a Licensee or any of its Designees that Genentech is entitled to obtain any additional patents falling within the same family as any Licensed Patent, Genentech Technology Patent, Excluded Patent or Encumbered Patent, or any extensions or Supplementary Protection Certificates therefore.
8.16.    Effect of Agreement on Any Future Litigation. Nothing contained in this Agreement shall preclude or otherwise have any effect on a Licensee’s ability, to the extent permitted by governing laws and rules, (i) to commence a new legal or administrative proceeding in any venue at any time challenging the validity, enforceability, or infringement of any patent (a) to which a license has not been granted to Licensees under Article II (including, but not limited to, the Excluded Patents and the Encumbered Patents) or (b) in connection with activities outside the scope of the licenses granted to Licensees under Article II; or (ii) to defend against any new legal or administrative proceeding commenced by Genentech against Licensee in any venue at any time by challenging the validity, enforceability or infringement of any patent asserted by Genentech against Licensee in that proceeding.
8.17.    Construction. Each Party has been represented and advised by legal counsel in connection with the negotiation, drafting, and execution of this Agreement, and the Parties, through their respective counsel, have participated in the drafting of this Agreement and accordingly the Parties agree that this Agreement shall not be deemed to have been drafted by any fewer than all the Parties and will be construed accordingly. The section headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.
8.18.    Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause or portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable law.
8.19.    Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including in the form of a PDF or other electronic document), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14

IN WITNESS WHEREOF, Genentech and Licensees have caused this Agreement to be executed by their duly authorized representatives.

GENENTECH, INC.		REGENERON PHARMACEUTICALS, INC.

By:	/s/ Frederick C. Kentz, III	By:	/s/ Joseph J. LaRosa

Title:	SVP, Head of Legal Affairs North America	Title:	Senior Vice President, General Counsel and Secretary

Date:	May 16, 2013	Date:	May 17, 2013

SANOFI U.S. SERVICES, INC.		SANOFI-AVENTIS U.S. LLC

By:	/s/ Robert DeBerardine	By:	/s/ Robert DeBerardine

Title:	Sr. VP & General Counsel, North America	Title:	Sr. VP & General Counsel, North America

Date:	May 17, 2013	Date:	May 17, 2013

15

Exhibit A
Excluded Patents
[****]

16

Exhibit B
[****] Patents
[****]

17

Exhibit C
Licensed Patents
[DAVIS-SMYTH]
Australia Patent No. 717112
European Patent No. 0907733
German Patent No. 69735942.5
Greece Patent No. 3058794
Japan Patent No. 3457330
New Zealand Patent No. 332779
U.S. Patent No. 5,952,199
U.S. Patent No. 6,100,071
U.S. Patent No. 6,383,486
U.S. Patent No. 6,897,294
U.S. Patent No. 7,771,721
U.S. Patent No. 8,268,313
U.S. Patent No. 8,268,591
U.S. Patent No. 8,273,353
U.S. Patent Application No. 08/643,839

[FERRARA]
Australia Patent No. 775806
Australia Patent No. 2004231159

18

Exhibit C (continued)
Licensed Patents
Canada Patent No. 2,355,976
European Patent No. 1140173
German Patent No. 69926536.3
Greece Patent No. 3054654
Israel Patent No. 143596
Japan Patent No. 4731016
U.S. Patent No. 7,998,931
U.S. Patent No. 8,007,799
U.S. Patent No. 8,287,873
Japan Patent No. 3398382
Korea Patent No. 315613
Morocco Patent No. 31150
New Zealand Patent No. 578472
South Africa Patent No. 2009/04571
Ukraine Patent No. 97504
U.S. Patent Application No. 12/002,605

19

Exhibit D

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

GENENTECH, INC., Plaintiff, v. REGENERON PHARMACEUTICALS, INC., SANOFI AVENTIS U.S. LLC, AND SANOFI-AVENTIS U.S. INC. Defendants.	Civil Action No. 11-CV-09463 (VB) ECF Case Jury Demand
REGENERON PHARMACEUTICALS, INC., SANOFI AVENTIS U.S. LLC, AND SANOFI-AVENTIS U.S. INC. Counter-Plaintiffs, v. GENENTECH, INC., Counter-Defendant.

JOINT STIPULATION OF DISMISSAL WITH PREJUDICE
IT IS HEREBY STIPULATED by and among the parties to this action through their counsel that the above-captioned action (including without limitation all Claims and Counterclaims asserted and requests for Relief in this action) be and hereby are dismissed in their entirety with prejudice pursuant to Federal Rule of Civil Procedure 41(a)(1)

    Each party shall bear its own costs and attorneys’ fees in this action.

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Exhibit D (continued)

By:
Scott K. Reed (SR 5803)
Brian V. Slater (BS 7914)
Gregory B. Sephton (GS 6416)
Robert S. Schwartz (RS 1921)
FITZPATRICK, CELLA, HARPER &
SCINTO
1290 Avenue of the Americas
New York, NY 10104
Tel: (212) 218-2100
Fax: (212) 218-2200
sreed@fchs.com; bslater@fchs.com;
gsephton@fchs.com; rschwartz@fchs.com
Attorneys for Regeneron Pharmaceuticals,
Inc., Sanofi-Aventis US. LLC, and Sanofi Aventis US. Inc.

Morgan Chu (Pro Hac Vice)
Jason G. Sheasby (Pro Hac Vice)
Keith A. Orso (Pro Hac Vice)
Amir Naini (Pro Hac Vice)
IRELL & MANELLA LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067-4276
Tel: (310) 277-1010
Fax: (310) 203-7199
mchu@irell.com; jsheasby@irell.com;
korso@irell.com; anaini@irell.com
Stephen C. Robinson (SR34 70)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, NY 10036
Tel: (212) 735-2800
Fax: (917) 777-2800
Stephen.Robinson@skadden.com
Attorneys for Regeneron Pharmaceuticals,
Inc.

By:
Kenneth A. Gallo
Craig A. Benson
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
2001 K Street NW
Washington, DC 20006
Tel: (202) 223-7356
Fax: (202) 204-7356
kgallo@paulweiss.com
cbenson@paulweiss.com
Eric Alan Stone
Kira A. Davis
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Tel: (212) 373-3000
Fax: (212) 757-3990
estone @paulweiss.com
kdavis@paulweiss.com
Jennifer Gordon
Scott Familant
BAKER BOTTS LLP
30 Rockefeller Center
New York, NY 10112
Tel: (212) 408-2500
Fax: (212) 408-2501
jennifer. gordon@bakerbotts. com
scott.familant@bakerbotts.com
Attorneys for Genentech, Inc.

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Exhibit D (continued)

SO ORDERED:

U.S.D.J.
Dated:

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